Exhibit 4(s)
Home Office: Cincinnati, Ohio
Fixed Administrative Office: P.O. Box 5420, Cincinnati, Ohio 45201-5420
Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423
QUALIFIED PENSION, PROFIT SHARING,
AND ANNUITY PLAN ENDORSEMENT
The annuity contract is changed as set out below to add provisions for a qualified pension, profit sharing, or annuity plan. This endorsement and the annuity contract to which it is attached are not valid without additional endorsement(s) defining the Plan and Plan Administrator.
APPLICABLE TAX LAW RESTRICTIONS. This annuity contract is intended to receive contributions pursuant to a pension, profit sharing, or annuity plan qualified under Internal Revenue Code (“IRC”) Section 401(a) or 403(a). It is restricted as required by federal tax law. We may change the terms of this annuity contract or administer this annuity contract at any time as needed to comply with that law. Any such change may be applied retroactively.
EXCLUSIVE BENEFIT. This annuity contract is established for the exclusive benefit of the participants and their beneficiaries. No amounts held under this annuity contract may be used for or diverted to any purpose other than the provision of Plan benefits except as permitted by the Plan after the complete satisfaction of all liabilities to persons covered by the Plan and their beneficiaries. Until distributed, the Plan retains all legal ownership rights and controls over each participant’s interest in the annuity contract except as provided by the Plan Administrator.
NO ASSIGNMENT OR TRANSFER. A participant cannot assign, sell, or transfer his or her interest in this annuity contract. A participant cannot pledge it to secure a loan or the performance of an obligation, or for any other purpose. The only exceptions to these rules are:
1)	a participant’s interest in this annuity contract may secure a loan made to the participant under any loan provisions of this annuity contract;

2)	all or part of a participant’s interest in this annuity contract may be transferred under a Qualified Domestic Relations Order as defined in IRC Section 414(p); and

3)	payments from a participant’s interest in this annuity contract may be based on the joint lives or joint life expectancies of the participant and another person, but such other person shall have no present rights to the participant’s interest in this annuity contract during the participant’s lifetime.
Except as elected under the Direct Rollover provision, any distributions from a participant’s interest in this annuity contract shall be paid either to the Plan trustee or to the participant or other person entitled to Plan benefits through the participant, as may be directed by the Plan Administrator.

LIMITS ON CONTRIBUTIONS. Contributions to an interest in this annuity contract that represent contributions to the Plan must not exceed the limits set forth in IRC Section 415. Contributions to an interest in this annuity contract that represent elective deferrals cannot exceed the limits of IRC Section 402(g). Catch-up contributions may be made to the full extent permitted by IRC Section 414(v). Additional limits may apply under the terms of the Plan. The Plan Administrator shall ensure compliance with these IRC limits and any Plan limits.
DISTRIBUTION RESTRICTIONS ON ELECTIVE CONTRIBUTIONS. Any portion of a participant’s interest in this annuity contract that represents elective contributions under a qualified cash or deferred arrangement described in IRC Section 401(k), and any income attributable to such amounts, cannot be distributed any earlier than allowed under IRC Section 401(k)(2)(B). Additional limits may apply under the terms of the Plan. The Plan Administrator shall determine when a distribution is allowed under this IRC section and the Plan.
DISTRIBUTION RESTRICTIONS ON PENSION CONTRIBUTIONS. Any portion of a participant’s interest in this annuity contract that represents contributions to a money purchase pension plan or a defined benefit pension plan, and any income attributable to such amounts, cannot be distributed any earlier than allowed under Section 1.401(b)(1)(i) of the Income Tax Regulations. Additional limits may apply under the terms of the Plan. The Plan Administrator shall determine when a distribution is allowed under this regulation and the Plan.
DIRECT ROLLOVERS. To the extent required under IRC Section 401(a)(31), a participant or his or her surviving spouse may elect to have any portion of an eligible rollover distribution, as defined in IRC Section 403(b)(8), paid directly to an Individual Retirement Annuity or Individual Retirement Account, as defined in IRC Section 408, or, if allowed, to another qualified pension, profit sharing, or annuity plan or other eligible retirement plan described in IRC Section 402(c)(8)(B), specified by the participant or surviving spouse and which accepts such distribution. Any direct rollover election must be made on our form, and must be received at our office before the date of payment.
DATE BENEFITS TO BEGIN. Unless a participant elects to delay the payment of his or her benefits, distribution of the participant’s interest in this annuity contract shall begin no later than 60 days after the end of the Plan year in which the last of the following occurs:
1)	the participant has reached the earlier of age 65 or the normal retirement age stated in the Plan;

2)	the 10th anniversary of the date that the participant joined the Plan; or

3)	the date that the participant has a severance from employment with the Employer.
The Plan Administrator shall make any determination required under this provision.
In no event can the payment of benefits be delayed beyond the Required Beginning Date stated in the Required Minimum Distributions During Life provision of this Endorsement.
REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE. All distributions made hereunder shall be made in accordance with the requirements of IRC Section 401(a)(9) and Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the participant’s entire interest in this annuity contract must satisfy the requirements of IRC Section 401(a)(9) and Section 1.401(a)(9)-5 of the Income Tax Regulations instead of the requirements set out herein.

The Required Beginning Date for distributions of a participant’s interest in this annuity contract is April 1 following the later of the calendar year in which the participant reaches age 70-1/2 or the calendar year in which the participant retires. For any 5% owner of the Employer, the Required Beginning Date is April 1 following the calendar year in which the participant reaches age 70-1/2. No later than the Required Beginning Date, the participant’s entire interest in this annuity contract must begin to be distributed over (i) the participant’s life or the lives of the participant and his or her designated beneficiary, or (ii) a period certain not to exceed the participant’s life expectancy or the joint and last survivor expectancy of the participant and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one (1) year, and must be either nonincreasing or they may increase only as provided in Q&A-1 and Q&A-4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations.
The distribution period described above cannot exceed the period specified in Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. The first required payment can be made as late as the Required Beginning Date and must be the payment that is required for a single payment interval. The second payment need not be made until the end of the next payment interval.
A participant’s interest in this annuity contract includes the amount of any outstanding rollover or transfer, and the actuarial value of any other benefits provided under the annuity contract, such as guaranteed death benefits, to the extent required by regulations.
For purposes of this provision, a participant’s designated beneficiary is an individual designated under the Plan to receive payments after the participant’s death and who qualifies as a designated beneficiary under Section 1.401(a)(9)-4 of the Income Tax Regulations.
REQUIRED MINIMUM DISTRIBUTIONS AFTER DEATH. If a participant dies after required distributions begin, the remaining portion of the participant’s interest in this annuity contract will continue to be distributed under the contract option chosen.
If a participant dies before required distributions begin, the participant’s entire interest in this annuity contract will be distributed as least as rapidly as follows:
1)	If an individual other than the participant’s surviving spouse is his or her designated beneficiary, then the participant’s entire interest will be distributed over the remaining life expectancy of that individual, with payments starting by the end of the calendar year following the calendar year of the participant’s death. The life expectancy of the designated beneficiary will be determined using his or her age as of his or her birthday in the year following the year of the participant’s death. Alternatively, if elected, the participant’s entire interest in this annuity contract will be distributed by the end of the calendar year that contains the fifth anniversary of the participant’s death.

2)	If the participant’s surviving spouse is his or her sole designated beneficiary, then the participant’s entire interest will be distributed over such spouse’s life, with payments starting by the end of the calendar year following the calendar year of the participant’s death, or if later, by the end of the calendar year in which the participant would have reached age 70-1/2. Alternatively, if elected, the participant’s entire interest in this annuity contract will be distributed by the end of the calendar year that contains the fifth anniversary of the participant’s death.

If the participant’s surviving spouse dies before required distributions begin to him or her, the remaining interest will be distributed over the remaining life expectancy of the spouse’s designated beneficiary, with payments starting by the end of the calendar year following the calendar year of the spouse’s death. The life expectancy of the spouse’s designated beneficiary will be determined using his or her age as of his or her birthday in the year following the death of the spouse. Alternatively, if elected, the remaining interest in this annuity contract will be distributed by the end of the calendar year that contains the fifth anniversary of the surviving spouse’s death.

If the participant’s surviving spouse dies after required distributions begin to him or her, any remaining interest will continue to be distributed under the contract option chosen.

3)	If there is no designated beneficiary, then the participant’s entire interest in this annuity contract will be distributed by the end of the calendar year containing the fifth anniversary of the participant’s death.
Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to the participant’s surviving spouse as the designated beneficiary, the spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age on his or her birthday in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table in the year such individual’s life expectancy is first determined, reduced by one (1) for each subsequent year.
Required distributions are considered to begin on the participant’s Required Beginning Date or, if applicable, on the date distributions are required to begin to a surviving spouse. However, if distributions of the participant’s interest in this annuity contract start prior to such date on an irrevocable basis (except for acceleration) in a form meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to begin on the annuity starting date.
A participant’s interest in this annuity contract includes the amount of any outstanding rollover or transfer, and the actuarial value of any other benefits provided under the annuity contract, such as guaranteed death benefits, to the extent required by regulations.
For purposes of this provision, a designated beneficiary is an individual designated under this annuity contract to receive payments after the participant’s death (or the death of a surviving spouse) and who qualifies as a designated beneficiary under Section 1.401(a)(9)-4 of the Income Tax Regulations.
This is part of the annuity contract. It is not a separate contract. It changes the annuity contract only as and to the extent stated. In all cases of conflict with the other terms of the annuity contract, the provisions of this Endorsement shall control.
Signed for us at our office as of the date of issue.

SECRETARY	PRESIDENT
MARK F. MUETHING	CHARLES R. SCHEPER